Exhibit 99.1
RISK FACTORS


History of Losses; Uncertain Future Profitability; Limited Operating History as a Reseller

The Company, which has never operated at a profit, has experienced increasing losses and negative operating cash flow since its inception in 1991, and such losses and negative operating cash flow are expected to continue for at least the next several years as the Company pursues its growth strategy. As of June 30, 1998, the Company had an accumulated deficit of approximately $64,750,000. There can be no assurance that the Company will ever achieve profitability or positive operating cash flow. The Company has also experienced a persistent working capital deficiency. The Company expects to continue to incur significant losses and negative operating cash flow in future periods in connection with the expansion of its resale operations, as revenues from the sale of cellular telephone service are generally insufficient during the early periods of service to recover the initial costs of acquiring subscribers. In addition, the Company expects to incur further start-up expenses associated with the provision of wireless communication services at new or additional retail locations. The successful expansion of the Company's subscriber base is necessary for the Company to meet its working capital and debt service requirements. If such expansion is not achieved, the Company may not be able to make required payments on its outstanding indebtedness and may have to refinance its outstanding indebtedness in order to repay such obligations. There can be no assurance that the Company will successfully develop as a profitable reseller of wireless services, that the Company's existing retail mass merchandiser distribution channels will expand their use of the Company's services or that the Company will obtain additional channels of distribution.

The Company was organized in 1991 and commenced operations in mid-1993 as an agent selling wireless services on behalf of carriers. In the fourth quarter of 1996, the Company began a planned transition to becoming a national reseller of wireless communications services. Prospective investors, therefore, have limited historical financial information about the Company's operations as a reseller of wireless communications services on which to base an evaluation of the Company's future performance. To date, the Company has had limited capital with which to fund the up-front costs of acquiring new subscribers and has, therefore, been forced to control its subscriber growth both by limiting marketing activities in its distribution points and growth in the number of distribution points. There can be no assurance that the Company's strategy to increase the number of subscribers by increasing its marketing activities in its existing mass market channels and by adding additional mass market channels will be successful.

Need For Additional Financing

The wireless resale industry is highly capital intensive, particularly for expanding resellers such as the Company, as substantial costs are incurred in connection with the acquisition of new subscribers. The Company will require substantial additional capital in the future to fully implement its growth strategy, including funding the acquisition costs of new subscribers, expanding operations in existing markets, funding start-up expenses in additional distribution channels and funding anticipated future net operating losses, which could be substantial. If the Company is unable to control its subscriber growth, if it experiences unanticipated costs or pricing or other competitive pressures, if the Foothill Credit Facility is terminated or if the Company's plans or assumptions change or otherwise prove to be inaccurate, the Company may be required to seek additional capital earlier or slow the implementation of its growth strategy. The Company may seek to raise such additional capital from public or private equity or debt sources. However, no assurance can be given that the Company will be able to obtain such additional capital on acceptable terms or at all. If the Company decides to raise additional funds through the incurrence of debt, the Company may become subject to additional or more restrictive financial covenants. If additional funds are raised by issuing equity securities, the Company's stockholders may experience dilution. Further, such equity securities may have rights, preferences or privileges senior to those of the Common Stock. If the Company is unable to obtain such additional capital on acceptable terms or at all, the Company will be required to curtail its planned expansion and/or current operations, which could materially adversely affect the Company's business, results of operations and financial condition and its ability to compete.

Continuance as a Going Concern

The Company's significant growth in subscribers has created a working capital deficiency due to the initial acquisition costs associated with the high rate of subscriber growth. The Company currently requires substantial amounts of capital to fund both current operations and to expand its subscriber base. Due to recurring losses from operations, a net capital deficiency and Company's inability to date to obtain sufficient financing commitments to support current and anticipated levels of operations, the Company's independent public accountants audit opinion states that these matters raise substantial doubt about the Company's ability to continue as a going concern.

Development of Wireless Reseller Operations

A crucial component of the Company's strategy is its ongoing development as a national wireless reseller. Since November 1996, the Company has been operating as a reseller of the services of a number of cellular carriers and two national paging carriers, and is continuing to negotiate agreements with other carriers. The success of the Company's expansion plan is subject to certain risks. These risks include the Company's ability to negotiate additional reseller agreements on commercially reasonable terms, the increasingly competitive nature of the wireless telecommunications industry, including the effect of the development and introduction of new technologies, the ability to attract additional management personnel, and the overall effects of the trend toward deregulation of the telecommunications industry. These regulatory changes include the possible elimination of the obligation of facilities-based wireless carriers to make their services available for resale.

Dependence on Major Channels of Distribution

Of the Company's approximately 65,000 cellular subscribers at July 31, 1998, approximately 73% were enrolled at RadioShack stores in the New York metropolitan area, Puerto Rico, the U.S. Virgin Islands and a portion of Missouri, the Company's principal channel of distribution. Cellular subscribers enrolled at RadioShack stores accounted for 78% of the Company's revenues in the second quarter of 1998, as compared to 78% and 62% during the first quarter of 1998 and the fourth quarter of 1997, respectively. There can be no assurance that the Company's distribution contract with RadioShack will remain in effect or be renewed when it expires in October 1998. The Company's growth would be materially and adversely affected if RadioShack terminates or elects not to renew its contract with the Company or reduces the number of its retail locations at which the Company provides its services. RadioShack has the option at its sole discretion to add or delete stores at which the Company's services are offered, as long as the Company's services are offered at 250 stores, and RadioShack may terminate the agreement at any time upon 90 days' notice and earlier under certain circumstances. In addition, RadioShack also distributes Sprint PCS products. There can be no assurance that RadioShack will continue to devote the same level of attention to distribution of the Company's wireless services or that RadioShack will not begin to delete stores at which the Company's services are offered and instead distribute wireless services of the Company's competitors in such stores. The termination of, or a default under, the agreement with RadioShack constitutes an event of default under the Foothill Credit Facility.

In addition to RadioShack, the Company also markets its services through other mass market channels, including Target Stores, Walgreen's, Staples and QVC. The loss of any of these mass market channels could have an adverse effect on the Company's growth strategy. Additionally, the Company believes that mass market channels are turning away from contractual relationships with resellers. To the extent the Company's relationships with mass market channels are no longer defined by written agreements, it may be easier for a mass market channel to cease marketing the Company's services and, instead, market those of a competitor.

A significant component of the Company's growth strategy is the expansion of its relationships with existing mass market channels and the addition of new mass market channels to sell the Company's wireless services. Accordingly, the Company's successful growth will be dependent in large part on the efforts of third parties, whose efforts will depend on their own financial, competitive, marketing and strategic considerations. Such considerations include the relative advantages of alternate products being offered by competitors. There can be no assurance that these mass market channels will devote sufficient time, attention and energy to the marketing of the Company's wireless services.

Dependence on Wireless Carriers

The Company is dependent upon facilities-based cellular telephone and paging service providers for the supply of services to be resold to the Company's subscribers as well as for information as to usage needed by the Company to bill customers. The Company would be adversely affected if its suppliers failed to renew existing service contracts with the Company, failed to provide adequate service or billing information or if they experienced financial, technical or regulatory difficulties, or if future demand for service exceeds current service capabilities. Further, an increase in the wholesale rates charged by the carriers would force the Company to either increase the rates it charges subscribers, which could adversely affect its ability to attract new, and retain existing, subscribers, or accept lower operating margins, which would adversely affect its results of operations.

Potential Adverse Effect of Competition

The wireless communications industry is highly competitive and rapidly changing. Competition for wireless services subscribers is based principally upon the services and enhancements offered, the technical quality of the system, customer service, system coverage, capacity and price. The Company competes with both facilities-based and non-facilities-based cellular, PCS and paging service providers, as well as enhanced specialized mobile radio ("ESMR") companies and landline telephone service providers. Many of these service providers, including joint ventures involving some of the nation's largest regional and long distance carriers, have substantially greater access to capital than the Company, substantially greater marketing, technological, sales and distribution resources than those of the Company and significantly greater experience than the Company in providing wireless services. Some of the Company's competitors are expected to bundle their wireless services with other offerings, such as landline telephone and cable services, or to operate, through joint ventures and affiliation arrangements, wireless communications systems that encompass most of the continental United States.

Competition in the wireless communications industry is expected to continue to intensify. Due to the rapid introduction of PCS, ESMR, satellite-based communications and the growth in the number of facilities-based wireless carriers, many areas of the country which previously were covered by two licensed cellular carriers are now, or will soon be, served by several wireless providers. The trend toward consolidation within the telecommunications industry, accelerated by deregulation at the federal level, can also be expected to exert increased competitive pressures on companies that remain independent. There can be no assurance that new technologies that will compete with the Company's wireless services will not evolve or that the Company will be able to successfully operate in the increasingly competitive wireless telecommunications market.

Dependence on Effective Information and Billing Systems; Year 2000 Technology Risks

The Company's operations are substantially dependent upon its activation network, information and billing systems. The Company uses these systems to enroll subscribers, monitor costs, bill and receive payments from customers, manage credit exposure and achieve operating efficiencies. The Company will have to upgrade and expand these systems as the Company expands its operations. The Company has limited experience in developing, managing and expanding these systems, and there can be no assurance that the Company will be successful in expanding and upgrading these systems. If the Company were to fail in expanding and upgrading these systems as necessary, or if the Company's systems were to fail for any period of time, the Company's ability to conduct its operations and achieve operating efficiencies would be severely hampered, which would materially adversely affect the Company's business, financial condition and results of operations.

The Company currently relies on a third party, Celltech, to perform billing services. There can be no assurance that Celltech will continue to perform such services competently or on a timely basis, and any failure of Celltech to do so would have a material adverse effect on the Company's business, relationships with mass market channels, financial condition and results of operations.

Although the Company does not believe that any significant financial expenditure or investment is expected to be required to make its computer systems currently in use year 2000 compliant, the Company is unable to predict whether the facilities-based cellular telephone and paging service providers, which provide the Company with the usage information needed to generate customer bills, or Celltech, have made sufficient modifications to their computer systems to address the potential problems of year 2000 software shortcomings. The failure of these third parties to effectively upgrade their software and systems for transition to year 2000 would have a material adverse effect on the Company's business, financial condition and results of operations.

Seasonality

The Company's revenue and operating results tend to fluctuate over the course of the year, particularly in the fourth quarter of the calendar year. This is primarily attributable to increased retail sales during the holiday season in November and December. This seasonal pattern may place pressure on the Company's cash and working capital positions, which may have an adverse effect on the Company's financial liquidity.

Adverse Effect of Subscriber Disconnections

The Company's results of operations are significantly affected by subscriber disconnections. In order to realize net growth in units in service, disconnected users must be replaced, and additional users must be added. However, the sales and marketing costs associated with attracting new subscribers are substantial relative to the costs of providing service to existing customers, and expenses associated with each new unit placement exceed the average gross profit received by the Company during the initial contract term. Because the Company's business is characterized by relatively high fixed costs of acquisition, disconnections directly and adversely affect operating income. The Company believes its subscriber churn rates will ultimately increase to industry averages, which are projected by industry sources to range from 1.9% to 2.0% per month through 2002.
An increase in its rate of disconnections would adversely affect the Company's results of operations. To date the Company has not entered into contracts greater than one year in duration with most of its cellular and paging subscribers. As its subscriber base grows, there can be no assurance that substantial numbers of its subscribers will continue to purchase wireless services from the Company. In the event that a significant percentage of its subscribers choose to purchase cellular telephone or paging service from another carrier or otherwise cease to purchase service from the Company, there can be no assurance that the Company will be able to replace its subscribers with new cellular and paging subscribers. The Company is seeking to lengthen its subscriber contracts to two years, although there can be no assurance it will be able to do so.

Exposure to Fraudulent Use of Wireless Services

The cellular industry has been subject to telecommunications fraud and, in particular, "cloning" of legitimate phone numbers leading to the illegal use of such numbers. Under its existing agreements with cellular carriers, the Company is generally not liable for access fraud, which results from the unauthorized duplication of a cellular telephone number. However, these agreements generally provide that the Company is liable for subscriber fraud, which occurs when a customer fraudulently uses another person's identification to become a subscriber of the Company and obtain wireless services. There can be no assurance that the Company will not in the future become subject to increased liability for access fraud or that the Company's liability for fraud will not have a material adverse effect on the Company's business.

Dependence on Key Personnel

The Company's future success will depend upon the continued service of several key personnel, particularly Bruce A. Hahn, the Company's Chairman and Chief Executive Officer, as well as its ability to attract and retain highly qualified managerial and operational personnel. Competition for such personnel is intense, and there can be no assurance that the Company will retain its existing key managerial, technical or other personnel or that it will attract and retain such employees in the future. The loss of key personnel or the inability to hire or retain qualified personnel in the future could have a material adverse effect upon the Company's results of operations. Mr. Hahn's employment agreement expired in December 1997 and the Company is currently negotiating a new agreement with him.
The Company does not maintain key man life insurance on any of its personnel.

Rapid Technological Change

The market for the Company's telecommunications services is characterized by rapid technological change and evolving industry standards. The introduction of services embodying new technology and the emergence of new industry standards can rapidly erode the competitive position of existing telecommunications services. The Company's success will be substantially dependent upon its ability to anticipate changes in technology and industry standards and successfully introduce new and enhanced services on a timely basis. If the Company is unable for technological or other reasons to introduce new services in a timely manner, it could have a material adverse effect on the Company's business.

Government Regulation

The resale of interstate and intrastate cellular mobile telephone service is subject to federal regulation as a commercial mobile radio service ("CMRS") and, as such, to certain aspects of common carrier regulation. Although the Federal Communications Commission ("FCC") has the authority to do so, it has to date elected not to regulate rates and the entry of wireless services providers, and states are precluded, as a matter of federal law, from regulating the rates or entry of CMRS resellers. However, the Company remains subject to the general obligations of all common carriers, including the requirement to charge just and reasonable rates and to service all customers in a non-discriminatory manner. Because Congress has preempted all state rate and entry regulation CMRS providers, the Company is not required to obtain state certification or file state tariffs in connection with its provision of wireless services. States, however, retain authority to regulate other terms and conditions of wireless services. This has been interpreted to include the ability of a state public utility commission to act on a complaint regarding an underlying carrier's alleged discrimination against a cellular reseller. The Company also remains subject to state regulations generally affecting corporations that do business within a state, including a state's consumer protection laws.

Common carriers are currently required to make their services available for resale. However, the FCC has determined to terminate the resale obligations of cellular, PCS and ESMR providers on November 24, 2002. The FCC order terminating such resale obligations is currently being reconsidered by the FCC. The Company cannot predict the outcome of the FCC's reconsideration; however, if the FCC upholds its decision to terminate the resale obligation of carriers, the Company's business, results of operations and financial condition could be adversely affected.

Effective January 1, 1998, a new universal service support system went into effect to ensure the provision of service to rural, insular and high-cost areas, to low-income individuals and to eligible schools, libraries and rural healthcare providers. Under this system, the Company is required to contribute a percentage of its revenues to these universal service programs. Although these charges apply equally to all carriers, to the extent that the charges increase the rates charged by the Company, they could adversely affect the Company's business.

The Company expects that there will continue to be numerous changes in federal and state regulation of the telecommunications industry. The Company is unable to predict the future course of such legislation and regulation, and further changes in the regulatory framework could have a material adverse effect on the Company's business, results of operations and financial condition.

Intellectual Property Risks

The Company relies on copyrights, trade secret protection and non-disclosure agreements to establish and protect its rights relating to its proprietary software platform and other technology. The Company does not hold any patents. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that it will be successful in doing so, or that its competitors will not independently develop and/or patent computer software and hardware that is functionally substantially equivalent or superior to the Company's Activation Services Network ("ASN") system, which could have a material adverse effect on the Company's business. The Company has also been advised that its use of the service mark and trade name "Ameritel" and the service mark "Family Link" may infringe on trademarks and service marks of others in certain states. Additionally, the Company is aware that several other companies are using the name "Ameritel" or similar names, and that it is unlikely that the Company can obtain exclusive or even broad service mark protection for the "Ameritel" name. There also can be no assurance that other companies using the "Ameritel" name or a similar name will not challenge the Company's right to use the "Ameritel" name and will not seek to enjoin the Company from using such name. Accordingly, the Company is in the process of exploring whether to seek a new name under which to market its services; however, a change in name may cause confusion in the marketplace and may adversely affect the Company's business strategy of developing a brand name and identity, which in turn may adversely affect the Company's growth, particularly in the short-term.

Convertible Preferred Stock Dilution

The Company has $19 million of Convertible Preferred Stock outstanding, which is convertible into shares of Common Stock at a conversion price equal to the lesser of (i) 85% of the average of the three lowest closing prices per share of Common Stock for the 25 trading days immediately preceding the conversion notice and (ii) $6.89 per share in respect of $5.0 million of Convertible Preferred Stock, $5.85 per share in respect of an additional $5.0 million of Convertible Preferred Stock $5.31 per share in respect of an additional $5.0 million of Convertible Preferred Stock and $5.51 per share with respect to an additional $4.0 million of Convertible Preferred Stock. Further, the conversion price of each series of Convertible Preferred Stock is subject to reduction if the Company does not comply with certain covenants within specified time periods. Accordingly, a decline in the price of the Common Stock below the fixed conversion price will result in the issuance of additional shares of Common Stock and the number of such additional shares may be material. In addition, holders of securities having conversion features similar to those of the Convertible Preferred Stock tend to sell their shares immediately upon conversion, which generally results in a decline in the price of the Common Stock and an increase in the number of shares issued upon the next conversion. Accordingly, any conversion of the Convertible Preferred Stock is likely to increase substantially the number of shares of Common Stock outstanding, adversely affect the price of the Common Stock and result in dilution to existing stockholders. In addition, under generally accepted accounting principles a portion of the proceeds from the sale of the Convertible Preferred Stock was allocated to this beneficial conversion feature, and this discount is amortized; to the extent conversion occurs prior to the full amortization of the discount, the Company will be required to recognize the remainder of the discount in the period of conversion, which will reduce earnings in that period.

Shares Eligible for Future Sale

Future sales of Common Stock by existing stockholders under Rule 144 promulgated under the Securities Act, or through the exercise of registration rights or the issuance of shares upon the exercise of options or warrants could materially adversely affect the market price of shares of Common Stock and could materially impair the Company's ability to raise capital through an offering of Common Stock. No predictions can be made as to the effect, if any, market sales of such shares or the availability of such shares for future sales will have on the market price of shares of Common Stock prevailing from time to time.

Possible Volatility of Stock Price

In recent years, the stock market in general, and the market for shares of small capitalization companies (such as the Company) in particular, have experienced extreme price fluctuations which have been unrelated to changes in the operating performance of the affected companies. Over the past 12 months, the Company also has experienced significant volatility in its stock price, and there can be no assurance that such fluctuations will not adversely affect the market price of the Company's Common Stock in the future.

Absence of Dividends

The Company has not paid and does not anticipate paying any cash
dividends on its Common Stock in the foreseeable future.   The Company
intends to retain its earnings, if any, for use in the Company's growth and ongoing operations. In addition, the terms of the Foothill Credit Facility restrict the ability of the Company to pay dividends on the Common Stock.